Exhibit 10.24
CONFIDENTIAL SEPARATION AGREEMENT,
GENERAL RELEASE AND COVENANT NOT TO SUE

This is a Confidential Separation Agreement, General Release and Covenant Not to Sue (“Agreement”) between Aurinia Pharma U.S., Inc. (“Aurinia”), on the one hand, and Max Colao (“Mr. Colao”), on the other hand. Aurinia and Mr. Colao shall collectively be referred to herein as the “Parties”.

WHEREAS, Mr. Colao had been an employee of Aurinia; and

WHEREAS, Mr. Colao’s employment with Aurinia ended on or about July 22, 2022; and

WHEREAS, the Parties desire to amicably end their employment relationship and wish to formalize their agreement regarding the termination of their relationship; and

WHEREAS, the Parties desire to document the terms of their separation, with the Parties agreeing that Aurinia admits no wrongdoing, fault, or liability whatsoever, and that nothing herein shall be construed or interpreted as an admission of any wrongdoing, fault or liability of Aurinia;

NOW THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.    Payments by Aurinia: Provided Mr. Colao has complied and continues to comply with his obligations as set forth in this Agreement, Aurinia shall make the following payments:
a)    Severance Payment: A one-time, lump sum payment in the gross amount of Four Hundred, Eighty-Eight Thousand, Eight Hundred, Thirty-Five Dollars and Zero Cents ($488,835.00), payable to Mr. Colao, less income tax withholding and other standard payroll deductions.
b)    2022 Performance Bonus Payment: A one-time, lump sum payment in the gross amount of Two hundred, Forty-Four Thousand, Four Hundred, Seventeen Dollars and Fifty Cents ($244,417.50), payable to Mr. Colao, less income tax withholding and other standard payroll deductions. This payment will be made within [redacted] of the earlier of (i) [redacted], or (ii) the date that such 2022 performance bonuses are generally otherwise paid to Aurinia’s executive officers for objectives met in calendar year 2022.
2.    COBRA Payments: Assuming Mr. Colao’s proper election of and eligibility for COBRA coverage, Aurinia shall pay on his behalf the premium costs for COBRA continuation coverage for medical benefits, for [redacted].  It is understood and agreed that any period during which Aurinia reimburses Mr. Colao’s COBRA premium costs pursuant to the preceding sentence shall count toward the COBRA period to which Mr. Colao shall be entitled by law.  Such payments will be made directly by Aurinia to Aurinia’s third-party administrator of COBRA.  To receive this benefit, Mr. Colao must elect to continue his current health coverage under COBRA by completing and signing the necessary forms, which have been or will be mailed to him directly and returning them in a timely fashion.  This benefit is subject to the applicable terms and conditions of the benefit plan(s) in effect during the period of time in which the benefit(s) is provided and nothing herein shall affect Aurinia’ ability to modify, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law, and such changes shall be effective immediately, including any changes to the employee
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

share of the premium.  Mr. Colao will be responsible for paying the total cost of continuing insurance coverage under COBRA before and after the payments made by Aurinia and all such payments must be mailed directly to the third-party administrator of COBRA.
3.    Taxes: Mr. Colao agrees that he shall be solely and entirely responsible for the payment and discharge of all federal, state and local taxes, if any, which may at any time be found to be due upon or as a result of the payments or benefits described herein (though Aurinia shall withhold for all employer obligations for taxes, including for FICA, Medicare, FUTA, SUTA or similar obligations on an employer) and agrees to indemnify and hold harmless Aurinia against any claim or liability for any such taxes as described above and any related penalties and/or interest, in the event any such taxes, penalties and/or interest be assessed by the United States Internal Revenue Service and/or any other state or local taxing authority. Mr. Colao also agrees to cooperate with Aurinia in the event of a tax audit involving the payments under this Agreement. Mr. Colao agrees to cooperate fully with the designation and payments set forth above and complete any paperwork necessary as a condition for Aurinia’s payments pursuant to this Agreement, including, but not limited to, completion of any tax forms (such as a W-4 and/or W-9) or other forms necessary for legal compliance or at the request of Aurinia, either before or after such payments. Aurinia may issue any tax forms and make reports of any such payments or benefits, within its sole discretion and as it deems necessary and/or appropriate.
4.    No Further Benefits: Mr. Colao expressly admits, agrees, and acknowledges that the benefits described in this Agreement are not benefits to which he is otherwise entitled, and that he receives none of the benefits in this Agreement unless he signs this Agreement and does not revoke it, pursuant to the revocation provision below. Mr. Colao further expressly admits, agrees and acknowledges that he is not entitled to any other or further compensation, remuneration, commissions, bonuses, benefits, reimbursement, vacation/PTO pay, payments, options, stock, or other equity issue of or from Aurinia. Nothing in this Agreement affects any vested benefits Mr. Colao has under any retirement plan or any deferred compensation plan. Any remaining continuation and/or conversion rights to health or other insurance benefits, if any, will be as provided by the terms and conditions of those plans and applicable law. For purposes of any 401(k) plan or other retirement plans, the payments described herein do not constitute salary and wages to which existing employee contribution elections and/or employer match, if any, apply.
5.    General Release of Aurinia: Mr. Colao agrees to and hereby does, for himself and for each of his family members, heirs, representatives, executors, administrators and assigns, and each person or entity acting by or through any of them, forever and irrevocably fully release and discharge Aurinia and the Releasees (as defined below), of and from any and all grievances, disputes, liens, suits, judgments, proceedings, charges, lawsuits, claims, awards, demands, debts, defenses, actions or causes of action, rights, obligations, damages, and liabilities whatsoever which he now has, has had, or may have, whether the same be known or unknown, suspected or unsuspected, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction which occurred or allegedly occurred on or before the date this Agreement is signed by Mr. Colao. This is a General Release. By signing this Agreement, Mr. Colao is agreeing to forego all claims or potential claims against Aurinia and the Releasees. Mr. Colao agrees that this release will extinguish all claims which have arisen at any time up to the time he signs this Agreement. Mr. Colao expressly acknowledges that this General Release includes, but is not limited to, any claims arising out of or relating in any way to his employment with Aurinia, the ending of his employment with Aurinia, and all issues raised or which could have been raised in any litigation against Aurinia and/or the Releasees. Notwithstanding anything in this Agreement to the contrary, this Agreement will not waive (a) any rights expressly provided for in this Agreement or (b) any rights that, as a matter of law, cannot be waived. If any claim is not subject to release, to the extent permitted by law, Mr. Colao waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding and to collect or receive any money from Aurinia based on such a claim in which Mr. Colao or any other Releasee identified in this Agreement is a party. Mr. Colao agrees to this General Release knowingly and voluntarily.
6.    Further Description of General Release: Mr. Colao expressly acknowledges that his General Release of Aurinia and the Releasees includes, but is not limited to, any claims constituting or based on tort, contract, implied contract, defamation, libel, slander, intentional infliction of emotional distress, wrongful or abusive discharge, negligence, interference with contract or employment, assault and battery, personal injury, whistle-blowing, implied covenant of good faith and fair dealing, fraud, stock fraud, equity, any short-term or long-term disability benefits plan, intellectual property, spoliation of evidence, statute or common law, severance pay, equity compensation and/or fringe benefits, attorneys’ fees, vacation pay, bonus, sales commissions, debts, accounts, compensatory damages, punitive or exemplary damages, expense reimbursement, or liquidated damages, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination or harassment on the basis of age, race, sex, religion, disability, pregnancy, sexual orientation, national origin, ancestry, citizenship, retaliation or any other claim under any federal, state or local employment-related, human rights, civil rights, or employment discrimination statute, rule, regulation or ordinance, including, but not limited to, the following: the Civil Rights Acts of 1964 and 1991, as amended; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act of 1963; the Family and Medical Leave Act; the Age Discrimination In Employment Act (ADEA); the Americans With Disabilities Act; the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; The Worker Adjustment and Retraining Notification Act; The False Claims Act; The Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1993; the Lilly Ledbetter Fair Pay Act of 2009, as amended; the Occupational Safety and Health Act; the Maryland Fair Employment Practices Act (MD State Govt. Code Sec. 20-601 et seq.); the Maryland Wage Payment and Collection Act; the Maryland Wage and Hour Law; and any other claim under any law, regulation, or ordinance prohibiting employment discrimination or relating to employment. By signing this Agreement, Mr. Colao agrees that he has not suffered any injuries or occupational diseases relating to or arising out of his employment with Aurinia which would be compensable under the state workers’ compensation act and that he has received all salary and wages (including any commissions or overtime pay for all hours worked, as applicable) and leave to which he was entitled as an employee of Aurinia and that he is not aware of any facts or evidence of any discrimination or retaliation by Aurinia. Further, by signing this Agreement, Mr. Colao also expressly acknowledges and represents that he is not currently aware of any facts or circumstances constituting a violation of the Family and Medical Leave Act of 1993 or the Fair Labor Standards Act, or any similar state law. Mr. Colao specifically acknowledges that he releases and waives any claim for any attorneys’ fees, costs and expenses, including any attorneys’ liens for fees.
7.    Release of Unknown Claims by Mr. Colao: Mr. Colao understands and agrees that the claims released herein by him are intended to and do include any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which he has or may have against any person or entity he released above and he expressly consents that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown and unspecified claims, charges, demands, suits, actions, causes of action and debts, if any, and those relating to any other claims, charges, demands, suits, actions, causes of action and debts hereinabove specified. Mr. Colao acknowledges that he is aware that he may hereafter discover claims or facts in addition to, or different from, those which he now knows or believes to exist with respect to the subject matter covered by this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it.

Nevertheless, he hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.
8.    Agreement Not to File Actions: Mr. Colao agrees not to file, join in or prosecute further any lawsuits against Aurinia and/or any of the Releasees, concerning any matter in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction which occurred or allegedly occurred on or before the date this Agreement is signed by Mr. Colao. By signing this Agreement, Mr. Colao agrees not to sue Aurinia and/or any of the Releasees for anything which has been released pursuant to this Agreement. Nothing in this Agreement prohibits or prevents Mr. Colao from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, his rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Mr. Colao agrees that if such an administrative claim is made, Mr. Colao shall not be entitled to recover any additional monetary relief or other individual remedies. Nothing in this Agreement will interfere with the right of Mr. Colao to challenge the enforceability of the release of claims in this Agreement under the Age Discrimination in Employment Act or to enforce the terms of this Agreement. Mr. Colao represents and warrants that he does not presently have on file any claim, charge, grievance, or complaint against Aurinia or any of the Releasees in or with any administrative, state, federal, or governmental entity, agency, board, or court or before any other tribunal, panel or arbitrators, public or private, based upon any actions or omissions by Aurinia or any of the Releasees occurring prior to his execution of this Agreement.
9.    Releasees: Without limiting the generality of the General Release, Mr. Colao specifically acknowledges and agrees that he is knowingly and voluntarily releasing each and all of the following persons, companies, and entities from any and all claims he has or may have: Aurinia Pharma U.S., Inc., and any and all past, present, and/or future parent, subsidiary, affiliate, related business entity, employee benefit plan or fund, or any insurers, and its and their respective past, present, and/or future officers, Board members, directors, personnel, employees, managers, partners, administrators, associates, agents, predecessors, successors, purchasers, attorneys, assigns, members, and representatives and any person or entity acting by or through any of them, as well as any co-employer or professional employer organization (collectively known herein as “Releasees”).
10.    Testimony by Subpoena: Mr. Colao further agrees that in the event that he is required by subpoena to provide testimony to any person or entity who has filed or who seeks to file or prosecute any grievance, claim, charge, complaint or lawsuit against Aurinia or any Releasee, he will provide written notice of such subpoena to Aurinia within 48 hours of receipt of such subpoena.
11.    No Admission of Liability: Mr. Colao expressly acknowledges and agrees that this Agreement is not an admission of liability under any federal, state, or local statute, regulation, or ordinance, or breach of any contract, duty or obligation owed by Aurinia to Mr. Colao and is not otherwise an admission by Aurinia, and that Aurinia does not admit but denies any violation of his legal rights.
12.    Not a Prevailing Party: Mr. Colao agrees that he shall not be regarded as the prevailing party for any purpose, including, but not limited to, determining responsibility for or entitlement to attorneys’ fees or costs, under any statute or otherwise.

13.    Duty to Cooperate: Mr. Colao agrees that, in the event Aurinia is or becomes a party or witness to any actual or threatened legal proceeding regarding any matter that arose, concerns or occurred during the term of his employment with Aurinia, he shall make himself reasonably available to and cooperate with Aurinia and its counsel in such proceedings, without further payment or compensation. Mr. Colao further agrees to answer any practical administration questions which may arise and to make himself reasonably available to assist Aurinia in its transition following his employment and to cooperate with any other reasonable request by Aurinia which may require his services after the ending of his employment. The Parties agree that, for the purpose of this Paragraph, the transition period shall be [redacted] following the Effective Date of this Agreement. Mr. Colao will not seek or be entitled to any additional compensation for such assistance or cooperation.
14.    No Future Employment: Mr. Colao specifically acknowledges that his employment with the Company is irrevocably severed and his signing of this Agreement shall have the legal effect of forever surrendering, waiving and withdrawing any request or claim he has made, may have made, or could make for continuing employment with Aurinia beyond the last day of employment. Mr. Colao acknowledges that because of circumstances unique to him including, but not limited to, irreconcilable differences with Aurinia, he is not qualified to hold any position with Aurinia or any of the Releasees, now or in the future, and, therefore, shall not apply in the future for or hold employment with Aurinia or any of the Releasees. In the event that Mr. Colao should unknowingly seek/obtain employment with Aurinia or any of the Releasees, he will, immediately upon obtaining knowledge of his breach of this Paragraph, remedy said breach by either withdrawing such application and/or resigning his employment and that failure to do so shall subject him to immediate termination without notice or cause as a remedy for breach of this Agreement. Mr. Colao agrees that this is a negotiated, non-retaliatory settlement term.
15.    Agreement is Confidential: Except as otherwise stated in this Paragraph, Mr. Colao specifically agrees to keep the existence and terms of this Agreement, the circumstances giving rise to its execution, the negotiations leading thereto and all matters relating to the allegations raised or which could have been raised in any litigation completely confidential and secret. He expressly covenants not to display, publish, disseminate, or disclose any such information to any person or entity, except to his attorneys, tax advisor, accountant, spouse, or if necessary to comply with a court order or to enforce the terms of this Agreement. Mr. Colao will instruct such person(s) to keep the information confidential pursuant to his obligations under this Paragraph and he agrees that any unauthorized disclosure by any such persons to any other person, entity or organization shall constitute a breach of this Paragraph by Mr. Colao. Mr. Colao may respond to unsolicited inquiries concerning his employment separation with Aurinia by stating only that his “employment ended amicably with Aurinia,” and may provide general information about his position and duties while at Aurinia. Mr. Colao agrees not to disparage or defame, or otherwise communicate any negative information about Aurinia and/or the Releasees in any such response. Mr. Colao warrants and represents that prior to his execution of this Agreement, he did not disclose, directly or indirectly, any of the terms or promises of this Agreement or the payments offered him to any person, including other current or former employees of Aurinia, other than his attorneys, tax advisor, accountant and spouse. If required by a valid court-issued subpoena, Mr. Colao may produce a copy of this Agreement provided that he gives written notice of such subpoena to Aurinia within [redacted] of receipt of such subpoena and allows Aurinia a reasonable opportunity to move for a protective order or to otherwise quash the subpoena. Mr. Colao may also discuss the terms of his separation with official law enforcement, if required to do so pursuant to a subpoena, provided he gives notification to Aurinia within [redacted] of being requested to provide such information. Nothing in this Agreement prohibits or limits Aurinia’s right to reveal the existence, terms, and conditions of this Agreement within its organization, to its attorneys, to its financial advisors and accountants or as otherwise judged appropriate by Aurinia, and to fulfill reporting obligations under applicable laws and requirements.

16.    Confidential Information: Mr. Colao agrees that all information and know-how, regardless of whether in writing, of a private, secret or confidential nature concerning Aurinia’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Aurinia and that he will not use or disclose to any person or entity or aid others in obtaining or using any such information. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, computer software or code, information about actual or prospective customers, supplier lists and any other confidential business information. Mr. Colao will not disclose, at any time, any Proprietary Information to others outside Aurinia or use the same for any unauthorized purposes without prior written approval by an officer of Aurinia unless and until such Proprietary Information has become public knowledge without fault by Mr. Colao. Accordingly, Mr. Colao agrees to keep confidential any trade secret, business or Proprietary Information which Mr. Colao acquired during his employment with Aurinia, including, but not limited to, any Aurinia marketing, technology, customer, or sales information, plans, or strategies. This is intended to cover any information of a nature not normally disclosed by Aurinia to the general public. If required by a valid court-issued subpoena, Mr. Colao may disclose Proprietary Information provided that he gives written notice of such subpoena to Aurinia within [redacted]of receipt of such subpoena.
17.    Return of Property: Mr. Colao agrees that within [redacted]of the Effective Date, he will return to Aurinia any and all property of Aurinia, including, but not limited to, any files and any documents prepared for or by Aurinia, whether or not prepared for or by Mr. Colao; computers; iPhones or similar devices; cellular phones; credit cards; files, books, binders, manuals, and other printed material; computer disks and software; files; and all other tangible and intangible property belonging to Aurinia and obtained by Mr. Colao in connection with his employment with Aurinia, including all copies of such property, in any form, electronic or otherwise. Mr. Colao agrees that no payment or any other benefit under this Agreement shall be made or given by Aurinia until and unless Mr. Colao has returned all property of Aurinia as required by this Paragraph. Mr. Colao also affirms that Aurinia is not in possession of any of his personal property.
18.    Non-Disparagement: Mr. Colao agrees that he will not communicate or make or cause, directly or indirectly, any other person or entity to communicate or make any adverse, derogatory, libelous, slanderous, defamatory or disparaging remarks, statements or communications about Aurinia or any of the Releasees, including the personal and/or business reputations, practices, products, services or conduct of Aurinia or any of the Releasees. For instance, and without limitation, Mr. Colao shall not post on any social media or disclose in any other format or manner any issues, concerns or problems regarding any Aurinia business or service or disparage any Releasee on any such internet website or posting.
19.    Breach of Agreement: Mr. Colao expressly agrees that a breach of any of the promises and covenants contained or referenced in this Agreement, including the filing of a lawsuit against Aurinia, shall be considered a material breach of the terms of this Agreement, and shall entitle Aurinia to recover from Mr. Colao any monies paid to him under this Agreement and Aurinia will have no further obligations to pay Mr. Colao any further compensation, as well as any and all remedies available at law and costs and reasonable attorneys’ fees incurred in enforcing any provision of or any right contained in this Agreement. However, nothing in this Agreement will interfere with his right to challenge the enforceability of the foregoing release of claims under the Age Discrimination In Employment Act, and Mr. Colao shall not be required to tender back the payments made to him under this Agreement nor be liable for the costs and attorneys’ fees that Aurinia and/or the Releasees incur in connection with a challenge by Mr. Colao of the foregoing release of claims pursuant to the Age Discrimination In Employment Act.

20.    No Transfer or Assignment: Mr. Colao represents and warrants that no person had or has or claims any interest in the claims referred to anywhere in this Agreement. He also represents and warrants that he has the sole right and exclusive authority to execute this Agreement and that he has the sole right to receive the consideration paid therefore. He also represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Aurinia or any of the Releasees or portion thereof or interest therein, and will not assign or otherwise transfer, any claim or demand relating to any matter covered by this Agreement or the consideration to be paid pursuant thereto.
21.    Entire Agreement and Enforcement: The Parties agree that this Agreement shall be binding upon the assigns, heirs, executors, and administrators of Mr. Colao and shall inure to the benefit of the officers, directors, employees, agents, parents, affiliates, predecessors, successors, purchasers, assigns, and representatives of Aurinia, including Aurinia and the Releasees. This Agreement supersedes all prior agreements between the Parties, and this Agreement constitutes the entire agreement between the Parties and all previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. The Parties agree that there are no additional promises or terms among the Parties other than those contained or referred to herein. Notwithstanding the above, any other any invention, confidentiality, non-competition, and/or non-solicitation agreements/provisions between Mr. Colao and Aurinia are hereby incorporated in this Agreement and remain enforceable notwithstanding this Agreement.
22.    Amendment and Notice: This Agreement may not be modified, waived or amended except in writing signed by each of the Parties wherein specific reference is made to this Agreement. Notification to Aurinia under this Agreement shall be via both written letter to counsel for Aurinia, Larry R. Seegull, Esq., Jackson Lewis P.C., 2800 Quarry Lake Drive, Suite 200, Baltimore, Maryland 21209, [redacted] and electronic mail to [redacted].
23.    No Waiver: The Parties recognize, acknowledge and agree that the failure by Aurinia to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive Aurinia of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on Aurinia unless made in writing and signed by Aurinia.
24.    Governing Law: The validity and construction of this Agreement or of any of its terms or provisions shall be determined under the laws of the State of Maryland, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. Accordingly, Mr. Colao waives any right he may have to assert the applicability of another state’s law or to contest the application of the law of the State of Maryland. The exclusive jurisdiction and venue of any lawsuit arising under this Agreement shall be the State and Federal Courts in the State of Maryland having proper jurisdiction, and Mr. Colao hereby irrevocably agrees, acknowledges and submits to the exclusive jurisdiction and venue of such court for the purposes of any such lawsuit arising under this Agreement. Whenever in this Agreement the context may so require, the masculine gender shall be deemed to refer to and include the feminine and neuter, and the singular to refer to and include the plural, and vice versa. This Agreement has been freely negotiated by both Parties and therefore the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.
25.    Reformation and Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any of the provisions contained in this Agreement is declared illegal, unenforceable, or ineffective in a legal forum of competent jurisdiction, Mr. Colao agrees that such provision shall be modified and reformed, if possible, in order to achieve, to the extent possible, the intentions of the Parties, and, if necessary, such provision shall be deemed severable, such that all other provisions contained in this Agreement shall remain valid and binding; provided, however, that if any portion of the General Release is held to be invalid or unenforceable, then the entire Agreement, including any obligation for Aurinia to provide any payment or benefits hereunder, shall be voidable at the option of Aurinia.
26.    Consultation with Attorney: Mr. Colao is advised to consult an attorney regarding the terms of this Agreement before signing it, and states that he has consulted with his attorney regarding this Agreement, and had a full and fair opportunity to consult with any personal, family or professional advisors of his choosing regarding this Agreement, and that in executing this Agreement he has not relied upon any representations or statements by Aurinia or any of its respective agents, representatives, employees, or attorneys regarding the subject matter, basis, or effect of this Agreement. The Parties specifically agree and acknowledge that no court or agency must specifically approve this Agreement or its terms and conditions, including the release of any claims herein, for it to become effective.
27.    Offer Period and Effective Date: Pursuant to the Older Workers Benefit Protection Act, Mr. Colao acknowledges and represents that he waives his claims identified above herein knowingly and voluntarily and in exchange for consideration of value. Mr. Colao acknowledges and represents that he understands that he has twenty-one (21) days from his receipt of this Agreement to consider his decision to sign it. Mr. Colao acknowledges and understands that he may revoke this Agreement within seven (7) days following his execution of this Agreement. Revocation shall be made by delivering written notice of revocation to Larry Seegull, Esq. and must be received no later than the final day of the revocation period. Revocation by Mr. Colao under this paragraph shall be via electronic mail to [redacted] and/or written letter to Larry Seegull, Esq., Jackson Lewis P.C., 2800 Quarry Lake Drive, Suite 200, Baltimore, Maryland 21209, [redacted]. This Agreement shall not become effective or enforceable until the revocation period has expired and the Agreement has been timely returned to Aurinia, and no monies shall be paid to Mr. Colao if he exercises his right to revocation. Accordingly, the Effective Date of this Agreement shall be the eighth day following his signing of this Agreement, provided he has not revoked the Agreement previously and has timely returned the signed Agreement.
28.    Tax Code Compliance: This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder. The immediately preceding sentence, however, shall not be construed as a guarantee by Aurinia of any particular tax effect to Mr. Colao under this Agreement.
29.    Full Defense: This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by or on behalf of Mr. Colao in breach hereof.
30.    Counterparts, Facsimile and PDF Signature: This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument. A facsimile, electronic, PDF or email copy of the signature of any signatory on this Agreement shall be deemed the equivalent of an original thereof.
31.    Headings: The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement or to define or limit the scope of any Paragraph of this Agreement.

MR. COLAO REPRESENTS THAT HE HAS READ THIS AGREEMENT, THAT BASED THEREON, HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE ENTERS INTO THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS EFFECT.

August 11, 2022                /s/ Max Colao
Date                        Max Colao

August 12, 2022            By:    /s/ Max Donley
Date                        Aurinia Pharma U.S., Inc.

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